Exhibit 99.2 Full Year and Fourth Quarter 2024 Earnings Results Presentation January 15, 2025

Our culture and leading client franchise are the foundation of our strategy S TRA TE G I C Client Service OBJ EC T I VES Harness One GS to Serve Our Clients with Excellence Partnership Run World-Class, Differentiated, Durable Businesses Integrity Invest to Operate at Scale Excellence 1

World-class and interconnected franchises positioned to deliver mid-teens returns Leading Global Active 1 #1 M&A Advisor 3 Asset Manager One Global Banking & Asset & Wealth Goldman Top 5 Alternative 2 #1 Equities Franchise Markets Management 3 Sachs Asset Manager Leading FICC Premier Ultra High Net 2 Franchise Worth franchise 4 2024 SHAREHOLDER VALUE CREATION +48% +7% +9% +52% Growth in Book Value Growth in Quarterly Stock Price Total Shareholder Return per Share Dividend 2

Exceptional talent underpinned by a culture of excellence 875k+ ~380 Experienced hire applicants, with <1% hire rate Boomerang hires Compelling for Experienced Talent >40% <1% Aspirational Invested Selection rate from ~320k applicants for of the firm’s Partners were campus hires for Campus in Our People 2024 summer internship program Recruits 275+ Ranked #1 Unparalleled Brand of Excellence Alumni in C-suite roles (including Managing Partners) by Vault for most prestigious banking firm of organizations valued at >$1bn or with AUM >$5bn 3

Strong progress on execution priorities in 2024 Global Banking & Markets Asset & Wealth Management Exceptional client franchise Grew more durable revenues Record Management and other fees of $10.4bn in 2024, up 10% YoY; 1; #1 M&A, #3 ECM, #2 Leveraged Loans, #3 High-Yield Debt Alts management and other fees CAGR of 13% from 2019-2024 5 Top 3 with 119 of the Top 150 FICC & Equities clients in 1H24 vs. 77 in 2019 Record Private banking and lending revenues of $2.9bn in 2024, 2 +340bps wallet share gains in GBM since 2019 up 12% YoY 6,7 Increased financing revenues in FICC and Equities Positive momentum in fundraising and reduced HPI Alternatives fundraising of $72bn in 2024; $323bn since 2019YE Record financing revenues of $9.1bn in 2024 CAGR of 15% from 2019-2024 HPI reduction of $6.9bn to $9.4bn in 2024 Strong execution on narrowed strategic focus Sold GreenSky Sold seller financing loan portfolio Signed agreement to transition General Motors (GM) credit card program 4

Global Banking & Markets: Increased wallet share and financing driving attractive returns Leading diversified franchise ($bn) Forward Catalysts Advisory FICC financing Equity underwriting Equities intermediation Debt underwriting Equities financing Constructive Economic Outlook FICC intermediation Other Average revenues: $33bn Average ROE: 16% Improving CEO Confidence $37 $35 $32 $30 $30 Increasing Sponsor Activity Focus on Scale and Innovation Improving Regulatory Backdrop Financing: Capital Solutions Group 2020 2021 2022 2023 2024 5

Asset & Wealth Management: Delivering strong growth in AUS and more durable revenues 7,8 Firmwide investment platform (4Q24) Growth in more durable revenues ($bn) Liquidity Management and other fees ~$850bn Private banking and lending Brokerage ~$500bn $13.3 Alternatives ~$525bn $12.1 $11.2 $2.9 $3.8tn $2.6 $9.4 $2.5 $8.1 Equity $1.7 $7.7 ~$775bn $1.4 $1.5 Fixed Income ~$1.175tn $10.4 $9.5 $8.8 3 $7.8 Leading Global Active Asset Manager $6.8 $6.1 28 Consecutive Quarters of Long-Term Fee-Based Net Inflows 3 Top 5 Alternative Asset Manager ~$525bn Total Alts Assets 2019 2020 2021 2022 2023 2024 6 Premier Ultra High Net Worth Franchise Expect to drive high-single-digit annual growth in medium-term 9 ~$1.6tn Total Wealth Mgmt. Client Assets 6

Path forward to mid-teens returns

AWM pre-tax margin improvement


28%
~4pp impact of HPI[6]
10%
2023
2024

Achieved medium-term mid-twenties margin target[6]; focused on driving towards mid-teens returns

Investing for Growth

Wealth Management

Serve more clients via tailored and differentiated offerings

Deliver unique lending solutions

Elevate client experience through digital capabilities

Alternatives

Scale established flagship programs

Innovate new products

Deepen institutional relationships and grow wealth channel

Solutions

Provide customized solutions at scale

Serve corporate and institutional clients and third-party wealth providers

Deliver offerings across Outsourced CIO, Insurance, SMAs, Direct indexing

7

~70% of 2024 revenues driven from a growing baseline and more durable sources 10 GS revenue breakdown ($bn) Baseline revenues Solid foundation from More durable revenues baseline revenues with Other incremental revenues 1 opportunity for continued growth $59.3 $53.5 3 $47.4 $46.3 $44.6 $16.5 Growing contribution from $30.4 $12.3 $15.4 more durable revenue 2 $36.5 sources $19.4 2 $11.4 $22.4 $19.9 $18.4 $15.3 $12.2 $12.3 Power of diversification and 1 consistent ability to capture 3 $14.6 $14.1 $13.6 $13.6 $12.9 $12.9 upside 2019 2020 2021 2022 2023 2024 8

Investing to operate at scale with resilience and enhanced productivity O P E RATI NG E FFI CI E NCI E S 1 2 3 Organizational Spend Automation Structure Management n Expand presence in key n Optimize transaction based n Simplify and modernize strategic locations expenses technology stack n Optimize pyramid footprintn Drive efficient management n Productivity enhancements of consultants and vendors n Streamline functions and n Leverage AI solutions to processesn Reduction of expenses accelerate and transform associated with business technology consolidated investment entity (CIE) dispositions 9

Driving the firm to mid-teens returns through-the-cycle Mid-Teens Global Banking & Asset & Wealth Platform Markets Management Solutions Demonstrated mid-teens 2024 ROE of 12.8%; 12 Achieve pre-tax breakeven 11 returns clear path to mid-teens returns 12.7% 2024 ROE Through-the-Cycle 10

Results Snapshot Net Revenues Net Earnings EPS 2024 $53.51 billion 2024 $14.28 billion 2024 $40.54 4Q24 $ 1 3 . 87 billion 4Q24 $ 4 . 1 1 billion 4Q24 $11. 95 13 13 ROE ROTE Book Value Per Share 2024 12.7% 2024 13.5% 2024 $336.77 4Q24 14.6% 4Q24 15.5% 2024 Growth 7.4% 14 Annual Highlights Selected Items and FDIC Special Assessment Fee nd 2 highest net revenues, net earnings and diluted EPS $ in millions, except per share amounts 2024 4Q24 Pre-tax earnings: 1 6 #1 in announced and completed M&A $ 939 $ 472 AWM historical principal investments (668) (71) GM Card / Seller financing / GreenSky Record Equities net revenues, including record financing; (71) 9 FDIC special assessment fee Record FICC financing $ 200 $ 410 Total impact to pre-tax earnings Record Management and other fees; $ 156 $ 320 Impact to net earnings Record Private banking and lending net revenues $ 0.47 $ 0.98 Impact to EPS 7 Record AUS of $3.14 trillion; th 0.2pp 1.2pp Impact to ROE 28 consecutive quarter of long-term fee-based net inflows 11

Financial Overview

Goldman Sachs

Financial Results

$ in millions, except per share amounts	4Q24	vs. 3Q24	vs. 4Q23	2024	vs. 2023
Global Banking & Markets	$ 8,479	(1)%	33%	$ 34,943	16%
Asset & Wealth Management	4,721	26%	8%	16,142	16%
Platform Solutions	669	71%	16%	2,427	2%
Net revenues	13,869	9%	23%	53,512	16%
Provision for credit losses	351	(12)%	(39)%	1,348	31%
Operating expenses	8,261	(1)%	(3)%	33,767	(2)%
Pre-tax earnings	$ 5,257	32%	133%	$ 18,397	71%
Net earnings	$ 4,111	37%	105%	$ 14,276	68%
Net earnings to common	$ 3,923	41%	110%	$ 13,525	71%
Diluted EPS	$ 11.95	42%	118%	$ 40.54	77%
ROE[13]	14.6%	4.2pp	7.5pp	12.7%	5.2pp
ROTE[13]	15.5%	4.4pp	7.9pp	13.5%	5.4pp
Efficiency Ratio[7]	59.6%	(5.9)pp	(15.4)pp	63.1%	(11.5)pp

Financial Overview Highlights

- 4Q24 results included EPS of $11.95 and ROE of 14.6%
  - 4Q24 net revenues were significantly higher YoY reflecting higher net revenues across all segments, with significant growth in Global Banking & Markets
  - 4Q24 provision for credit losses was $351 million, reflecting net provisions related to the credit card portfolio (primarily driven by net charge-offs)
  - 4Q24 operating expenses were slightly lower YoY primarily reflecting the FDIC special assessment fee in 4Q23 and significantly lower expenses, including impairments, related to commercial real estate in CIEs, partially offset by higher transaction based expenses

- 2024 results included EPS of $40.54 and ROE of 12.7%
  - 2024 net revenues were higher YoY primarily reflecting higher net revenues in Global Banking & Markets and Asset & Wealth Management
  - 2024 provision for credit losses was $1.35 billion, reflecting net provisions related to the credit card portfolio (primarily driven by net charge-offs)
  - 2024 operating expenses were slightly lower YoY reflecting decreases driven by significantly lower expenses, including impairments, related to commercial real estate in CIEs and other significant expenses recognized in the prior year, including the write-down of intangibles related to GreenSky, an impairment of goodwill related to Consumer platforms and the FDIC special assessment fee. These decreases were partially offset by higher compensation and benefits expenses and higher transaction based expenses

12

Global Banking & Markets

Financial Results

$ in millions	4Q24	vs. 3Q24	vs. 4Q23	2024	vs. 2023
Investment banking fees	$ 2,054	10%	24%	$ 7,732	24%
FICC	2,739	(8)%	35%	13,204	9%
Equities	3,451	(1)%	32%	13,431	16%
Other	235	4%	285%	576	237%
Net revenues	8,479	(1)%	33%	34,943	16%
Provision for credit losses	(55)	N.M.	N.M.	40	(90)%
Operating expenses	4,783	(4)%	10%	19,980	11%
Pre-tax earnings	$ 3,751	6%	105%	$ 14,923	29%
Net earnings	$ 2,937	11%	72%	$ 11,580	26%
Net earnings to common	$ 2,793	12%	75%	$ 10,998	26%
Average common equity	$ 76,604	1%	3%	$ 75,796	5%
Return on average common equity	14.6%	1.5pp	6.0pp	14.5%	2.4pp

Global Banking & Markets Highlights

- 4Q24 net revenues were significantly higher YoY
  - Investment banking fees reflected significantly higher net revenues in Equity underwriting and Debt underwriting
  - FICC reflected significantly higher net revenues in intermediation and financing
  - Equities reflected significantly higher net revenues in intermediation and financing
- Investment banking fees backlog[7] increased QoQ, primarily driven by Equity underwriting
- 4Q24 select data[7]:
  - Total assets of $1.41 trillion
  - Loan balance of $130 billion
  - Net interest income of $869 million

- 2024 net revenues were higher YoY
  - Investment banking fees reflected significantly higher net revenues in Debt underwriting and Equity underwriting and higher net revenues in Advisory
  - FICC reflected significantly higher net revenues in financing and slightly higher net revenues in intermediation
  - Equities reflected significantly higher net revenues in intermediation and higher net revenues in financing
- Investment banking fees backlog[7] increased YoY, primarily driven by Advisory

13

Global Banking & Markets – Net Revenues

Net Revenues

$ in millions	4Q24	vs. 3Q24	vs. 4Q23	2024	vs. 2023
Advisory	$ 960	10%	(4)%	$ 3,534	7%
Equity underwriting	499	30%	98%	1,677	45%
Debt underwriting	595	(2)%	51%	2,521	43%
Investment banking fees	2,054	10%	24%	7,732	24%
FICC intermediation	1,750	(13)%	35%	9,564	3%
FICC financing	989	4%	34%	3,640	33%
FICC	2,739	(8)%	35%	13,204	9%
Equities intermediation	1,953	(12)%	30%	7,937	22%
Equities financing	1,498	16%	36%	5,494	9%
Equities	3,451	(1)%	32%	13,431	16%
Other	235	4%	285%	576	237%
Net revenues	$ 8,479	(1)%	33%	$ 34,943	16%

Global Banking & Markets Net Revenues Highlights

- 4Q24 Investment banking fees were significantly higher YoY
  - — Advisory net revenues were slightly lower
  - — Equity underwriting primarily reflected an increase in secondary and initial public offerings and private placements
  - — Debt underwriting primarily reflected an increase in leveraged finance activity
- 4Q24 FICC net revenues were significantly higher YoY
  - — FICC intermediation reflected significantly higher net revenues in currencies and mortgages and higher net revenues in credit products, partially offset by lower net revenues in commodities. Net revenues in interest rate products were essentially unchanged
  - — Record FICC financing primarily reflected significantly higher net revenues from mortgages and structured lending
- 4Q24 Equities net revenues were significantly higher YoY
  - — Equities intermediation primarily reflected significantly higher net revenues in cash products
  - — Record Equities financing reflected significantly higher net revenues in prime financing and portfolio financing
- 4Q24 Other net revenues YoY reflected significantly lower net losses on hedges

---

- 2024 Investment banking fees were significantly higher YoY
  - — Advisory reflected an increase in completed mergers and acquisitions transactions
  - — Equity underwriting primarily reflected an increase in secondary and initial public offerings
  - — Debt underwriting primarily reflected an increase in leveraged finance activity
- 2024 FICC net revenues were higher YoY
  - — FICC intermediation reflected significantly higher net revenues in currencies, mortgages and credit products, largely offset by lower net revenues in interest rate products and significantly lower net revenues in commodities
  - — Record FICC financing reflected significantly higher net revenues from mortgages and structured lending
- 2024 Equities net revenues were a record and higher YoY
  - — Equities intermediation primarily reflected significantly higher net revenues in derivatives
  - — Record Equities financing reflected higher net revenues in prime financing
- 2024 Other net revenues YoY primarily reflected significantly lower net losses on hedges

14

Asset & Wealth Management

Financial Results

$ in millions	4Q24	vs. 3Q24	vs. 4Q23	2024	vs. 2023
Management and other fees:					
Asset management	$ 1,185	1%	8%	$ 4,576	9%
Wealth management	1,633	13%	21%	5,849	11%
Total Management and other fees	2,818	8%	15%	10,425	10%
Incentive fees	174	105%	195%	393	144%
Private banking and lending	736	(3)%	11%	2,881	12%
Equity investments	729	528%	(13)%	1,359	297%
Debt investments	264	48%	(31)%	1,084	(18)%
Net revenues	4,721	26%	8%	16,142	16%
Provision for credit losses	(43)	61%	(378)%	(232)	54%
Operating expenses	3,006	6%	(16)%	11,825	(9)%
Pre-tax earnings	$ 1,758	73%	116%	$ 4,549	235%
Net earnings	$ 1,371	79%	107%	$ 3,530	227%
Net earnings to common	$ 1,333	83%	110%	$ 3,386	256%
Average common equity	$ 26,593	–	(4)%	$ 26,405	(12)%
Return on average common equity	20.1%	9.1pp	11.0pp	12.8%	9.6pp

Asset & Wealth Management Highlights

- 4Q24 net revenues were higher YoY
  - Record Management and other fees primarily reflected the impact of higher average assets under supervision
  - Incentive fees were driven by harvesting
  - Private banking and lending primarily reflected the impact of higher deposit balances
  - Equity investments primarily reflected the impact of the net gain related to the sale of Personal Financial Management in 4Q23, partially offset by significantly higher mark-to-market net gains from investments in public equities
  - Debt investments reflected lower net interest income due to a reduction in the debt investments balance sheet
- 4Q24 select data[7]:
  - Total assets of $194 billion
  - Loan balance of $47 billion, of which $38 billion related to Private banking and lending
  - Net interest income of $713 million
  - Total Wealth management client assets[9] of ~$1.6 trillion

---

- 2024 net revenues were higher YoY
  - Record Management and other fees primarily reflected the impact of higher average assets under supervision
  - Incentive fees were driven by harvesting
  - Record Private banking and lending net revenues; YoY increase reflected the impact of the sale of the Marcus loan portfolio in 2023 (including net revenues of approximately $(370) million related to the sale of substantially all of the portfolio) and the impact of higher direct-to-consumer deposit balances
  - Equity investments primarily reflected significantly higher net gains from investments in private equities (largely reflecting the impact of net losses in real estate investments in the prior year)
  - Debt investments reflected lower net interest income due to a reduction in the debt investments balance sheet, partially offset by net gains in 2024 compared with net losses (particularly in real estate investments) in 2023
- 2024 pre-tax margin of 28% (including the positive impact of 4pp from the results of historical principal investments[6])

15

Asset & Wealth Management – Assets Under Supervision

AUS Highlights[7]

- During the year, AUS increased $325 billion to a record $3.14 trillion
  - Net inflows across all asset classes
  - Net market appreciation primarily in equity assets
- During the quarter, AUS increased $34 billion
  - Net inflows primarily in liquidity products and alternative investment assets
  - Net market depreciation primarily in fixed income and equity assets
- Total AUS net inflows of $92 billion during the quarter, of which:
  - $78 billion of net inflows in Third-party distributed client channel
  - $18 billion of net inflows in Wealth management client channel
  - $4 billion of net outflows in Institutional client channel

AUS Rollforward[7]

$ in billions	4Q24	3Q24	4Q23	2024	2023
Beginning balance	**$ 3,103**	$ 2,934	$ 2,680	**$ 2,812**	$ 2,547
Long-term AUS net inflows / (outflows)	**22**	29	51	**106**	74
Liquidity products	**70**	37	(37)	**108**	27
Total AUS net inflows / (outflows)	**92**	66	14	**214**	101
Acquisitions / (dispositions)	**–**	–	(23)	**–**	(23)
Net market appreciation / (depreciation)	**(58)**	103	141	**111**	187
Ending balance	**$ 3,137**	$ 3,103	$ 2,812	**$ 3,137**	$ 2,812

AUS by Asset Class[7]

$ in billions	4Q24	3Q24	4Q23
Alternative investments	**$ 336**	$ 328	$ 295
Equity	**772**	780	658
Fixed income	**1,184**	1,220	1,122
Long-term AUS	**2,292**	2,328	2,075
Liquidity products	**845**	775	737
Total AUS	**$ 3,137**	$ 3,103	$ 2,812

AUS by Client Channel[7]

$ in billions	4Q24	3Q24	4Q23
Institutional	**$ 1,078**	$ 1,126	$ 1,033
Wealth management	**929**	913	798
Third-party distributed	**1,130**	1,064	981
Total AUS	**$ 3,137**	$ 3,103	$ 2,812

4Q24 AUS by Region and Vehicle[7]



Region
71%
22%
7%
Americas
EMEA
Asia
Vehicle
54%
32%
14%
Separate accounts
Public funds
Private funds and other

16

Asset & Wealth Management – Alternative Investments

Alternative Investments Highlights[7]

- 2024 Management and other fees from alternative investments were $2.18 billion (including $620 million in 4Q24), up 2% from 2023
- During the year, alternative investments AUS increased $41 billion to $336 billion
- 2024 gross third-party alternatives fundraising across strategies was $72 billion, including:
  - $28 billion in corporate equity, $19 billion in credit, $6 billion in real estate and $19 billion in hedge funds and other
  - $323 billion raised since 2019
- During the year, on-balance sheet alternative investments declined by $9.7 billion to $36.5 billion
  - Historical principal investments[6] declined by $6.9 billion to $9.4 billion (attributed equity of $4 billion) and included $1.6 billion of loans, $2.6 billion of debt securities, $3.5 billion of equity securities and $1.7 billion of CIE investments[15]

Alternative Investments AUS and Effective Fees[7]

$ in billions	4Q24			
	Average AUS		Effective Fees (bps)
Corporate equity	$	127	75
Credit		64	72
Real estate		30	56
Hedge funds and other		75	58
Funds and discretionary accounts		296	68
Advisory accounts		37	16
Total alternative investments AUS	$	333	62

On-Balance Sheet Alternative Investments[7]

$ in billions	4Q24	
Loans	$	8.5
Debt securities		9.0
Equity securities		13.4
Other[15]		5.6
Total On-B/S alternative investments	$	36.5

$ in billions	4Q24	
Client co-invest	$	18.4
Firmwide initiatives / CRA investments		8.7
Historical principal investments[6]		9.4
Total On-B/S alternative investments	$	36.5

Historical Principal Investments Rollforward

$ in billions	2024	
Beginning balance	$	16.3
Additions		0.7
Dispositions / paydowns[16]		(7.9)
Net mark-ups / (mark-downs)		0.3
Net change	$	(6.9)
Ending balance	$	9.4

17

Platform Solutions

Goldman Sachs

Financial Results

$ in millions	4Q24	vs. 3Q24	vs. 4Q23	2024	vs. 2023
Consumer platforms	$ 597	79%	18%	$ 2,147	4%
Transaction banking and other	72	24%	(1)%	280	(8)%
Net revenues	669	71%	16%	2,427	2%
Provision for credit losses	449	(1)%	13%	1,540	36%
Operating expenses	472	(5)%	(17)%	1,962	(43)%
Pre-tax earnings / (loss)	$ (252)	55%	35%	$ (1,075)	51%
Net earnings / (loss)	$ (197)	54%	45%	$ (834)	52%
Net earnings / (loss) to common	$ (203)	54%	44%	$ (859)	51%
Average common equity	$ 4,633	3%	27%	$ 4,573	18%
Return on average common equity	(17.5)%	21.3pp	22.2pp	(18.8)%	26.4pp

Platform Solutions Highlights

- 4Q24 net revenues were higher YoY
  - Consumer platforms primarily reflected the mark-downs related to the GreenSky held for sale loan portfolio in 4Q23
  - Transaction banking and other net revenues were essentially unchanged
- 4Q24 provision for credit losses of $449 million reflected net provisions related to the credit card portfolio (primarily driven by net charge-offs)
- 4Q24 select data[7]:
  - Total assets of $63 billion
  - Loan balance of $19 billion
  - Net interest income of $763 million

- 2024 net revenues were slightly higher compared with 2023
  - Consumer platforms reflected higher average credit card balances and higher average deposit balances, largely offset by the impact of the planned transition of the GM credit card program to another issuer
  - Transaction banking and other primarily reflected lower net revenues related to the seller financing loan portfolio
- 2024 provision for credit losses of $1.54 billion reflected net provisions related to the credit card portfolio (primarily driven by net charge-offs)

18

Loans and Net Interest Income

Goldman Sachs

Loans and Net Interest Income Highlights[7]

- During the year, total loans increased $13 billion, up 7%
  - Gross loans by type: $192 billion - amortized cost, $5 billion - fair value, $4 billion - held for sale
  - Average loans of $188 billion
  - Total allowance for loan losses and losses on lending commitments was $5.34 billion ($4.67 billion for funded loans)
    - $2.77 billion for wholesale loans, $2.57 billion for consumer loans
- Net charge-offs for 2024 of $1.42 billion for a net charge-off rate of 0.8% (0.0% for wholesale loans, 7.6% for consumer loans), down 10bps YoY
  - Net charge-offs for 4Q24 of $377 million for an annualized net charge-off rate of 0.8% (0.1% for wholesale loans, 7.1% for consumer loans), up 10bps QoQ
- Net interest income for 2024 was $8.06 billion, 27% higher YoY, reflecting an increase in interest-earning assets. Average interest-earning assets[7] were $1.57 trillion
  - Net interest income for 4Q24 was $2.35 billion, 75% higher YoY, reflecting a shift towards higher-yielding assets, and was essentially unchanged QoQ. Average interest-earning assets[7] were $1.59 trillion

Loans by Segment[7] ($ in billions)



$196
$192
$183
$130
$129
$117
$47
$45
$46
$19
$18
$20
4Q24
3Q24
4Q23
Global Banking & Markets
Asset & Wealth Management
Platform Solutions

Loans by Type[7]

$ in billions	4Q24	3Q24	4Q23
Corporate	$ 30	$ 33	$ 36
Commercial real estate	30	28	26
Residential real estate	26	25	25
Securities-based lending	17	16	15
Other collateralized lending	75	73	62
Installment	–	–	3
Credit cards	21	20	19
Other	2	2	2
Allowance for loan losses	(5)	(5)	(5)
Total loans	$ 196	$ 192	$ 183

Metrics

2.4%
ALLL to Total Gross Loans, at Amortized Cost

1.2%
ALLL to Gross Wholesale Loans, at Amortized Cost

13.1%
ALLL to Gross Consumer Loans, at Amortized Cost

~85%
Gross Loans Secured

19

Expenses

Goldman Sachs

Financial Results

$ in millions	4Q24	vs. 3Q24	vs. 4Q23	2024	vs. 2023
Compensation and benefits	$ 3,759	(9)%	4%	$ 16,706	8%
Transaction based	1,872	10%	29%	6,724	18%
Market development	181	14%	3%	646	3%
Communications and technology	523	5%	4%	1,991	4%
Depreciation and amortization	498	(20)%	(36)%	2,392	(51)%
Occupancy	240	(1)%	(10)%	973	(8)%
Professional fees	475	19%	1%	1,652	2%
Other expenses	713	25%	(42)%	2,683	(16)%
Total operating expenses	$ 8,261	(1)%	(3)%	$ 33,767	(2)%
Provision for taxes	$ 1,146	15%	366%	$ 4,121	85%
Effective Tax Rate				22.4%	*1.7pp*

Expense Highlights

- 2024 total operating expenses decreased YoY
  - Decreases driven by significantly lower expenses, including impairments, related to commercial real estate in CIEs (largely in depreciation and amortization) and other significant expenses recognized in 2023, including the write-down of intangibles related to GreenSky and an impairment of goodwill related to Consumer platforms (both in depreciation and amortization), and the FDIC special assessment fee (in other expenses)
  - Partially offset by higher compensation and benefits expenses (reflecting improved operating performance) and higher transaction based expenses
- 2024 effective income tax rate was 22.4%, up from 20.7% for 2023, primarily due to a decrease in the impact of permanent tax benefits for 2024 compared with 2023, partially offset by changes in the geographic mix of earnings

Efficiency Ratio[7]



63.1%
74.6%
2024
2023

20

Capital and Balance Sheet

Capital and Balance Sheet Highlights[7]

- Standardized CET1 capital ratio increased YoY, driven by an increase in CET1 capital and a decrease in credit RWAs, partially offset by an increase in market RWAs
- Advanced CET1 capital ratio increased YoY, primarily driven by an increase in CET1 capital, partially offset by an increase in market RWAs
- Returned $11.80 billion of capital to common shareholders during the year
  - 17.5 million common shares repurchased for a total cost of $8.00 billion[7] (including $2.00 billion repurchased during 4Q24)
  - $3.80 billion of common stock dividends
- Deposits of $433 billion consisted of consumer $181 billion, private bank $96 billion, transaction banking $63 billion, brokered CDs $41 billion, deposit sweep programs $31 billion and other $21 billion
- BVPS increased 7.4% YoY, driven by net earnings

Selected Balance Sheet Data[7]

$ in billions	4Q24	3Q24	4Q23
Total assets	**$ 1,671**	$ 1,728	$ 1,642
Deposits	**$ 433**	$ 445	$ 428
Unsecured long-term borrowings	**$ 243**	$ 250	$ 242
Shareholders' equity	**$ 122**	$ 121	$ 117
Average GCLA	**$ 422**	$ 447	$ 414

Capital[7]

	4Q24	3Q24	4Q23
Standardized CET1 capital ratio	**15.0%**	14.6%	14.4%
Advanced CET1 capital ratio	**15.4%**	15.5%	14.9%
Supplementary leverage ratio (SLR)	**5.5%**	5.5%	5.5%

Book Value

In millions, except per share amounts	4Q24	3Q24	4Q23
Basic shares[7]	**322.9**	324.2	337.1
Book value per common share	**$ 336.77**	$ 332.96	$ 313.56
Tangible book value per common share[13]	**$ 316.02**	$ 311.88	$ 292.52

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Cautionary Note Regarding Forward-Looking Statements This presentation contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity and the forward-looking statements below, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2023. Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data and global core liquid assets (GCLA) consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements. Statements regarding (i) forward catalysts, estimated GDP growth or contraction, interest rate and inflation trends and volatility, (ii) the timing, profitability, benefits and other prospective aspects of business initiatives and the achievability of targets and goals, (iii) the firm’s expense savings, productivity and strategic location initiatives, (iv) the future state of the firm’s liquidity and regulatory capital ratios (including the firm’s stress capital buffer and G-SIB buffer, and the potential impact of changes to U.S. regulatory capital rules), (v) the firm’s prospective capital distributions (including dividends and repurchases), (vi) the firm’s future effective income tax rate, (vii) the firm’s Investment banking fees backlog and future results, (viii) the firm’s planned 2025 benchmark debt issuances, (ix) the impact of Russia’s invasion of Ukraine and related sanctions and other developments and the impact of the conflict in the Middle East on the firm’s business, results and financial position, and (x) the firm’s ability to sell, and the terms of any proposed or pending sale of, Asset & Wealth Management historical principal investments, and the firm’s ability to transition the GM credit card program are forward-looking statements. Statements regarding forward catalysts are subject to the risk that the actual operating environment may differ, possibly materially, due to, among other things, changes or the absence of changes in general economic and market conditions, CEO confidence, sponsor activity, productivity gains, and the regulatory backdrop. Statements regarding estimated GDP growth or contraction, interest rate and inflation trends and volatility are subject to the risk that actual GDP growth or contraction, interest rate and inflation trends and volatility may differ, possibly materially, due to, among other things, changes in general economic conditions and monetary and fiscal policy. Statements about the timing, profitability, benefits and other prospective aspects of business and expense savings initiatives and the achievability of targets and goals are based on the firm’s current expectations regarding the firm’s ability to effectively implement these initiatives and achieve these targets and goals and may change, possibly materially, from what is currently expected. Statements about the future state of the firm’s liquidity and regulatory capital ratios (including the firm’s stress capital buffer and G-SIB buffer), as well as its prospective capital distributions (including dividends and repurchases), are subject to the risk that the firm’s actual liquidity, regulatory capital ratios and capital distributions may differ, possibly materially, from what is currently expected, including due to, among other things, potential future changes to regulatory capital rules, which may not be what the firm expects. Statements about the firm’s future effective income tax rate are subject to the risk that the firm’s future effective income tax rate may differ from the anticipated rate indicated, possibly materially, due to, among other things, changes in the tax rates applicable to the firm, the firm’s earnings mix or profitability, the entities in which the firm generates profits and the assumptions made in forecasting the firm’s expected tax rate, and potential future guidance from tax authorities. Statements about the firm’s Investment banking fees backlog and future advisory and capital market results are subject to the risk that advisory and capital market activity may not increase as the firm expects or that transactions may be modified or may not be completed at all, and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak or worsening of hostilities, including those in Ukraine and the Middle East, volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. Statements regarding the firm’s planned 2025 benchmark debt issuances are subject to the risk that actual issuances may differ, possibly materially, due to changes in market conditions, business opportunities or the firm’s funding needs. Statements about the impact of Russia’s invasion of Ukraine and related sanctions and other developments and the impact of the conflict in the Middle East on the firm’s business, results and financial position are subject to the risks that hostilities may escalate and expand, that sanctions may increase and that the actual impact may differ, possibly materially, from what is currently expected. Statements about the proposed or pending sales of Asset & Wealth Management historical principal investments are subject to the risks that buyers may not bid on these assets or bid at levels, or with terms, that are unacceptable to the firm, and that the performance of these activities may deteriorate as a result of the proposed and pending sales, and statements about the process to transition the GM credit card program are subject to the risk that a transaction may not close on the anticipated timeline or at all, including due to a failure to obtain requisite regulatory approvals. 22

Footnotes 1. Dealogic – January 1, 2024 through December 31, 2024. M&A refers to both announced and completed M&A. Equity capital markets (ECM) refers to Equity & Equity-related Offerings. 2. FICC and Equities rankings based on cumulative publicly-disclosed net revenues (2020-3Q24 YTD). Global Banking & Markets (GBM) revenue wallet share since Investor Day 2020 (3Q24 YTD vs. 2019) based on reported revenues for Advisory, Equity underwriting, Debt underwriting, FICC and Equities. Peers include MS, JPM, BAC, C, BARC, DB, UBS, CS (through FY22). 3. Rankings based on assets as of 3Q24. Peer data compiled from publicly available company filings, earnings releases and supplements, and websites, as well as eVestment databases and Morningstar Direct. GS total Alternatives investments included Alternatives AUS and non-fee-earning Alternatives assets. 4. Dividend per share and book value per share as of 4Q24, growth vs. 4Q23. Stock price and total shareholder return as of December 31, 2024, growth vs. December 29, 2023 (last market day of 2023). 5. Source: Top 150 client list and rankings compiled by GS through Client Ranking / Scorecard / Feedback and / or Coalition Greenwich 1H24 (latest available) and FY19 Institutional Client Analytics ranking. 6. Medium term refers to a 3-5 year time horizon from year-end 2022. Historical principal investments (HPI) includes consolidated investment entities (CIEs) and other legacy investments the firm intends to exit over the medium term. 7. For information about the following items, see the referenced sections in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2024: (i) Investment banking fees backlog – see “Results of Operations – Global Banking & Markets,” (ii) assets under supervision (AUS) – see “Results of Operations – Asset & Wealth Management – Assets Under Supervision,” (iii) efficiency ratio – see “Results of Operations – Operating Expenses,” (iv) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics,” (v) share repurchase program – see “Capital Management and Regulatory Capital – Capital Management” and (vi) global core liquid assets – see “Risk Management – Liquidity Risk Management.” For information about the following items, see the referenced sections in Part I, Item 1 “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2024: (i) interest- earning assets – see “Statistical Disclosures – Distribution of Assets, Liabilities and Shareholders’ Equity” and (ii) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy.” Represents a preliminary estimate for the fourth quarter of 2024 for the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data and global core liquid assets. These may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2024. 8. Included $3.1 trillion of AUS, approximately $185 billion of non-fee-earning alternative assets and approximately $500 billion of brokerage assets. 9. Consists of AUS, brokerage assets and Marcus deposits. 10. Baseline revenues represent the total revenues of the previous 10-year lows for each of the businesses considered to be more cyclical: Advisory, Equity underwriting, Debt underwriting, FICC intermediation and Equities intermediation. More durable revenues represent reported revenues for the year for Management and other fees, Private banking and lending, FICC financing and Equities financing. Other incremental revenues represent total net revenues reported for the year less baseline revenues and more durable revenues as defined above. 11. Key assumptions include continued annual growth in the high-single-digits in Management and other fees and Private banking and lending net revenues, a reduction in HPI balance sheet (returning associated capital of approximately $4 billion to shareholders), an increase in Incentive fees to the target level of $1 billion and a reduction in aggregated Equity and Debt investments net revenues to the target level of $2 billion+, which imply a positive impact of approximately 100-130bps to the firm’s ROE. 12. Achieving pre-tax breakeven implies a positive impact of approximately 70bps to the firm’s ROE, with an additional positive impact of approximately 60bps if associated capital of approximately $5 billion is returned to shareholders. 23

Footnotes – Continued

13. Return on average common shareholders' equity (ROE) is calculated by dividing net earnings (or annualized net earnings for annualized ROE) applicable to common shareholders by average monthly common shareholders' equity. Return on average tangible common shareholders' equity (ROTE) is calculated by dividing net earnings (or annualized net earnings for annualized ROTE) applicable to common shareholders by average monthly tangible common shareholders' equity. Tangible common shareholders' equity is calculated as total shareholders' equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share (TBVPS) is calculated by dividing tangible common shareholders' equity by basic shares. Management believes that tangible common shareholders' equity and TBVPS are meaningful because they are measures that the firm and investors use to assess capital adequacy and that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally. Tangible common shareholders' equity, ROTE and TBVPS are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

    The table below presents a reconciliation of average and ending common shareholders' equity to average and ending tangible common shareholders' equity:

	AVERAGE FOR THE		AS OF		
Unaudited, $ in millions	YEAR ENDED DECEMBER 31, 2024	THREE MONTHS ENDED DECEMBER 31, 2024	DECEMBER 31, 2024	SEPTEMBER 30, 2024	DECEMBER 31, 2023
Total shareholders' equity	$ 119,204	$ 121,083	$ 121,996	$ 121,200	$ 116,905
Preferred stock	(12,430)	(13,253)	(13,253)	(13,253)	(11,203)
Common shareholders' equity	106,774	107,830	108,743	107,947	105,702
Goodwill	(5,895)	(5,880)	(5,853)	(5,909)	(5,916)
Identifiable intangible assets	(1,003)	(886)	(847)	(925)	(1,177)
Tangible common shareholders' equity	$ 99,876	$ 101,064	$ 102,043	$ 101,113	$ 98,609

14. Includes selected items that the firm has sold or is selling related to the narrowing of the firm's ambitions in consumer-related activities and related to the transitioning of Asset & Wealth Management to a less capital-intensive business. Pre-tax earnings for each selected item includes the operating results of the item and additionally, for General Motors (GM) Card, a loss related to the planned transition of the GM credit card program to another issuer and a write-down of intangibles, and for seller financing, net impairments in provision for credit losses and a mark-down in net revenues related to the transfer of the portfolio to held for sale.

    In the first half of 2024, the FDIC notified banks subject to the special assessment fee that the estimated cost to the Deposit Insurance Fund resulting from the closures in 2023 of Silicon Valley Bank and Signature Bank had increased and the firm recognized an incremental pre-tax expense. In 3Q24 and 4Q24, based on additional information received from the FDIC, the firm recognized a reduction in the estimated cost of the FDIC special assessment fee.

    Net earnings reflects the 2024 and 4Q24 effective income tax rate for the respective segment of each item.

15. Other on-balance sheet alternative investments include tax credit investments (accounted for under the proportional amortization method of accounting) of $3.2 billion and assets held by CIEs (generally accounted for at historical cost less depreciation) of $2.4 billion, both as of December 31, 2024. The assets held by CIEs were funded with liabilities of $1.2 billion as of December 31, 2024, which are substantially all nonrecourse thereby reducing the firm's equity at risk. Substantially all of the firm's CIEs are engaged in commercial real estate investment activities.

16. Includes approximately $0.4 billion of investments that were transferred from historical principal investments to client co-invest.

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